Calculation of Filing Fee Tables

S-3

(Form Type)

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Other	Structured Investment Option Interests under certain Annuity Contracts	457(o)	$1,000,000	NA	$1,000,000	$147.60	$147.60

Fees Previously Paid

Newley Registered Securities

Carry Forward Securities

	Total Offering Amounts					$1,000,000		$147.60

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$147.60

(1)

An indeterminate number or amount of interests in the Structured Investment Option of Equitable Financial Life Insurance Company of America that may from time to time be issued at indeterminate prices in U.S. dollars. Units of interest are only sold in U.S. dollar amounts. The maximum aggregate offering price is estimated solely for the purposes of determining the registration fee.